Exhibit 99.1

May 10, 2022

Dear Fellow Shareholders:

We are pleased to report that we exceeded our forecast in Q1 and we are raising our annual guidance. Additionally, we have repurchased 206,114 shares for approximately $14.2 million since our last earnings call. Today, we are announcing a new stock repurchase program of $50 million.

The momentum we enjoyed in 2021 has continued into 2022. We are cautiously optimistic that the favorable trends we have experienced over the past year will continue throughout 2022. Not surprisingly, many of our conversations have been about how our business is being affected by inflation, rising interest rates, the Russian invasion of Ukraine and COVID-19. Later in this letter, we will share our current thoughts on the four trends that have been benefiting us, but first let’s look at the Q1 results.

For Q1 2022:

•
GAAP Revenue grew 29% to approximately $68 million; Adjusted Revenue1 grew 20% to approximately $69 million.
•
Net income was approximately $7.2 million, an increase of 296%; Adjusted EBITDA1 grew 39% to $26.6 million. Net income margin was 11%; Adjusted EBITDA Margin1 was 38%.
•
GAAP Gross Margin was 73%; Adjusted Gross Margin1 was 76%.
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Longer-Term Revenue grew 16% to $28.7 million, representing 41% of total revenue.
•
Cash flow from operations was $27.6 million. Free Cash Flow1 was $24.0 million.

The first trend that we believe we have benefitted from is an overall healthy IT spending environment. As our customers’ revenues grow, they also typically increase their sales and marketing budget. Our view is that most IT spending today is motivated by a desire to generate strong ROI and to increase competitiveness, which we believe makes continued investment more likely. Much of today’s IT spending is around digital transformation, which tends to be multi-year projects with several phases. Once a company makes the decision to embark on this strategy, it is typically not prone to stops and starts. In fact, Gartner’s April 6, 2022 press release on worldwide IT spending forecast data shows software spending growth, among other IT service elements, of 9.8% in 2022 and 11.8% in 2023. We’re seeing the impact of this healthy IT spending environment play out with regard to the end user dynamics of our business, with organic traffic to our websites up significantly on a year over year basis. We’re also seeing its impact in the expansion of customer programs that incorporate our demand generation and brand offerings, both of which grew the overall spending base by our customers. And we’re seeing increased demand for our content enablement offerings through our Enterprise Strategy Group business, which are designed to help customers take advantage of our “Content to Close” value proposition that offers research-based content for use in their sales and marketing outreach through TechTarget.

___________________

1 Non-GAAP measures. See “Non-GAAP Financial Measures” for definitions and reconciliations.

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The second trend that we believe we have benefited from is our customers initiatives to modernize their sales and marketing operations. We have not seen any weakening of this trend to date. Our view is that an automated and data-driven “go to market” operation is the ante to being competitive in the enterprise IT market. Based on our conversations with customers and prospects, we believe the vast majority have a strategic initiative to modernize their “go to market” strategy. We see firsthand that the companies that are executing well on their automated and data-driven sales strategies are the ones winning and gaining market share. Not surprising, these have often times been our best customers as they have continued to invest in data-driven solutions designed to widen their market share. The other related dynamic we have seen is that companies that have not used these types of offerings now see their benefits and know they need to invest in order to catch up. We continue to invest in our customer success operation to help all companies implement best practices and measure ROI. Our Priority Engine offering continued to benefit from this trend during the past quarter growing 20% compared to our 2021 first quarter. In addition to overall growth, we noticed that a major driver of the growth in Priority Engine revenue came from customers with annual revenue less than $50 million. We believe this is a positive indication that the sales and marketing modernization trend will extend into the future among customers of all sizes and that our new sales module is resonating with customers.

The third trend that we believe we have benefitted from is the growing importance of internet privacy, which we don’t view to be as sensitive to broader macroeconomic issues. We believe that our trusted content, which serves a permission-based audience and generates proprietary first party data, has and will continue to give us a sustainable, competitive advantage. We believe that this advantage has helped us gain market share over the past few years, especially in Europe. Notably, we’ve seen an acceleration in Priority Engine demand outside of North America, which we believe is fueled in part by the lack of credible first-party data solutions for sales and marketing outreach. We are also seeing more North American organizations implement marketing privacy guidelines, even though the U.S. privacy laws and regulations currently aren’t as strict. We believe the publicity around the pending demise of the third-party cookie has certainly been a catalyst that has helped our business. We expect this to continue to provide a tailwind for us as more companies proactively implement sales and marketing strategies for a world without third-party cookies. In addition, companies that are not proactively implementing these strategies will, of course, need to deal with that reality once cookies go away. Similarly, our competitors who rely on third-party cookies to derive intent data or use cookies for targeting audiences will need to adjust their offerings.

The fourth trend we believe we have benefited from is the migration of face-to-face events to online channels. This trend was massively accelerated by COVID-19 forcing the cancelation of most face-to-face events in 2020 and 2021. Although some believe face-to-face events will return to pre-COVID-19 levels, we do not agree. First, the face-to-face events business had been in a long, steady decline before the COVID-19 pandemic. We don’t think there is much argument that an online webinar isn’t vastly more efficient than a face-to-face event, but that is not the whole story. While some customers have told us that their sales people like attending face-to-face events, which is understandable, our research shows that a growing number of buyers do not share that sentiment. In fact, a majority of younger buyers prefer to conduct as much of the sales process in “self-service” mode as possible. We believe that a good analogy for the face-to-face events business is the traditional print newspaper business. Newspapers still exist, but they are a fraction of what they once were and are not growing. We expect that our products and services that benefitted from this trend will continue to grow in the future. While we concede that there will be larger face-to-face event budgets in 2022 than during 2021 and 2020, we do not expect them to affect our growth targets.

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The more important point here is that we believe that our offerings provide us a competitive advantage and significant growth opportunity as younger generations that embrace the virtual self-service model continue to take on more of the responsibility for purchasing software, technology and making other IT spending decisions. Enterprise technology companies are going to have to figure out how to sell to self-service buyers. We believe that our Content to Close model is going to provide the framework for enterprise technology companies to tackle this large opportunity.

Balance Sheet and Liquidity

As of March 31, 2022, we had approximately $395.2 million in cash, cash equivalents and short-term investments.

As of March 31, 2022, we had approximately $465 million of outstanding convertible senior notes, which are convertible into shares of our common stock contingent upon the satisfaction of certain conditions contained within the applicable note indenture. Our 2025 convertible senior notes ($51 million of remaining aggregate principal amount outstanding) bear interest at .0125% per annum, have regular semi-annually interest payments (June and December) and mature in December 2025. Our 2026 convertible senior notes ($414 million of aggregate principal amount outstanding) bear interest at 0.0% and mature in December 2026. We also have $75 million available under our revolving credit facility with a $5 million letter-of-credit sublimit and a maturity date of October 29, 2023.

Common Stock Repurchase Plan

In the quarter ended March 31, 2022, we repurchased 4,614 shares of common stock at an average price of $69.91 for an aggregate purchase price of approximately $323,000 under our two-year $25 million stock repurchase program approved in May 2020. We additionally acquired 201,500 shares of common stock at an average price of $68.79 for an aggregate purchase price of approximately $13.9 million from the April 1, 2022 through the date of date of expiration of the stock purchase program on May 1, 2022. Today the Company is announcing a new two-year $50 million stock repurchase program. We believe it is prudent to have a plan in place so we can opportunistically repurchase our shares.

Q2 and new 2022 Guidance

For Q2 2022, we expect revenue to be between $76.0 and $78.0 million. We expect Q2 2022 net income to be between $9.5 million and $10.2 million and Adjusted EBITDA1 to be between $30 million and $31 million.

For the full year 2022, we are raising our forecast for revenue to be between $314 and $318 million. We expect net income to be between $39 million and $42 million and Adjusted EBITDA1 to be between $125 million and $130 million.

Summary

While there are a lot of macro issues in the world today, TechTarget is intensely focused on helping our customers grow their revenues and gain market share.

Sincerely,

Michael Cotoia	Greg Strakosch
Chief Executive Officer	Executive Chairman

© 2022 TechTarget, Inc. All rights reserved. TechTarget and the TechTarget logo are registered trademarks of TechTarget. All other trademarks are the property of their respective owners.

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Conference Call and Webcast

TechTarget will discuss these financial results in a conference call at 9:00 a.m. (Eastern Time) today (May 10, 2022). Our Letter to Shareholders with supplemental financial information will be posted to the Investor Relations section of our website.

NOTE: Our Letter to Shareholders will not be read on the conference call. The conference call will include only brief remarks followed by questions and answers.

The public is invited to listen to a live webcast of TechTarget’s conference call, which can be accessed on the investor relations website at https://investor.techtarget.com. The conference call can also be heard via telephone by dialing:

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United States (Toll Free): 1 844 200 6205
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United States (Local): 1 646 904 5544
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Canada (Toll Free): 1 833 950 0062
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Canada (Local): 1 226 828 7575
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All Other Locations: + 1 929 526 1599
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Access code: 635847
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Please access the call at least 10 minutes prior to the time the conference is set to begin.
•
Please ask to be joined into the TechTarget call.

For those investors unable to participate in the live conference call, a replay of the conference call will be available via telephone beginning May 10, 2022 one (1) hour after the conference call through June 9, 2022 at 9:00 a.m. ET. To listen to the replay:

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United States (Toll Free): 1 866 813 9403
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United States (Local): 1 929 458 6194
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Canada (Local): 1 226 828 7578
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United Kingdom (Local): 0204 525 0658
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All other locations: +44 204 525 0658
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Access Code: 929590

The webcast replay will also be available on https://investor.techtarget.com during the same period.

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Non-GAAP Financial Measures

This letter and the accompanying tables include a discussion of Adjusted Revenue, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Net Income, Adjusted Net Income Per Share and Free Cash Flow, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with GAAP.

“Adjusted EBITDA” means earnings before net interest, other income and expense (including expenses related to the induced conversion of our 2025 convertible notes), income taxes, depreciation and amortization, as further adjusted to include the impact of the fair value adjustments to contingent consideration and acquired unearned revenue and to exclude stock-based compensation and other one-time charges, such as costs related to acquisitions, if any.

“Adjusted EBITDA Margin” means Adjusted EBITDA divided by Adjusted Revenue.

“Adjusted Gross Margin” means Adjusted Gross Profit divided by Adjusted Revenue.

“Adjusted Gross Profit” means gross profit adding back the effects of stock compensation, depreciation and amortization, and the impact of fair value adjustments to acquired unearned revenue.

“Adjusted Net Income” means net income adjusted for amortization, stock-based compensation, foreign exchange, interest on our debt instruments (including expenses related to the induced conversion of our 2025 convertible notes), impact of the fair value adjustment to contingent consideration and acquired unearned revenue and one-time charges, if any, as further adjusted for the related income tax impact of the adjustments.

“Adjusted Net Income Per Share” means Adjusted Net Income divided by adjusted weighted average diluted shares outstanding. We adjust the average diluted shares outstanding to include shares on the if converted basis for our convertible note.

“Adjusted Revenue” means revenue recorded in accordance with GAAP plus the impact of fair value adjustments to acquired unearned revenue in accordance with ASC 805, Business Combinations.

“Free Cash Flow” means the change in net cash provided by operations less purchases of equipment and other capitalized assets.

“Longer-Term Contracts” means contracts in excess of 270 days.

“Longer-Term Revenue” means the amount of revenue subject to Longer-Term Contracts.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definitions of Adjusted EBITDA, Free Cash Flow, Adjusted EBITDA, Adjusted Gross Margin, Adjusted Net Income and Adjusted Net Income Per Share, may not be comparable to the definitions as reported by other companies. We believe that these measures provide relevant and useful information to enable us and investors to compare our operating performance using an additional measurement. We use these measures in our internal management reporting and planning process as primary measures to evaluate the operating performance of our business, as well as potential acquisitions.

The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, Adjusted EBITDA, Adjusted Revenue growth and the percentage of revenue under Longer-Term Contracts are used as the principal financial metrics in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors. Adjusted Net Income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items not directly tied to the core operations of our business, such as costs related to acquisitions and interest on our debt instruments. Free Cash Flow represents net cash provided by operating activities excluding purchases of property and equipment and other capitalized

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assets. Free Cash Flow provides useful information to management and investors about the amount of cash generated by the business after the purchases of property and equipment and other capitalized assets, which can then be used to, among other things, invest in the business and make strategic acquisitions. A limitation of the utility of Free Cash Flow as a measure of financial performance is that it does not represent the total increase or decrease in our cash balance for the period. Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables, except that full reconciliations of certain forward-looking non-GAAP measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of certain items, including but not limited to, stock-based compensation and other one-time charges such as acquisitions.

Forward-Looking Statements

This shareholder letter contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this shareholder letter that address activities, events or developments which we expect will or may occur in the future are forward-looking statements, including statements regarding our intent, beliefs or current expectations and those of our management team. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern our expectations, strategy, priorities, plans, or intentions. Such statements may include those regarding our future financial results and other projections or measures of our future operating performance, including the drivers of such growth, profitability, and performance (including, in each case, any potential impact of product and service development efforts, third-party privacy initiatives, GDPR and other similar laws, potential changes to customer relationships, and other operational decisions); expectations concerning market opportunities and our ability to capitalize on them; the amount and timing of the benefits expected from acquisitions, new strategies, products or services and other potential sources of additional revenue; and the behavior of our members, partners, and customers. These statements speak only as of the date of this shareholder letter and are based on our current plans and expectations. Such forward-looking statements are not guarantees of future performance and involve important risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services, including continued increased sales of our IT Deal Alert offerings and continued increased international growth; relationships with customers, strategic partners and employees; the duration and extent of the COVID-19 pandemic; difficulties in integrating acquired businesses; changes in economic or regulatory conditions or other trends affecting the internet, internet advertising and information technology industries; data privacy laws, rules, and regulations; and other matters included in our SEC filings, including in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021. Actual results may differ materially from those contemplated by the forward-looking statements. We undertake no obligation to update our forward-looking statements to reflect future events or circumstances.

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TechTarget, Inc.

Consolidated Balance Sheet

(in 000’s, except per share data)

	March 31, 2022	December 31, 2021
Assets	(Unaudited)	(Unaudited)
Current assets:
Cash	$375,133	$361,623
Short-term investments	20,020	20,076
Accounts receivable, net of allowance for doubtful accounts of $2,658 and $2,514 respectively	51,009	51,095
Prepaid taxes	—	51
Prepaid expenses and other current assets	5,843	5,266
Total current assets	452,005	438,111
Property and equipment, net	19,942	18,720
Goodwill	195,951	197,073
Intangible assets, net	106,457	110,390
Operating lease assets with right-of-use	22,433	23,339
Deferred tax assets	1,738	474
Other assets	638	893
Total assets	$799,164	$789,000
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,213	$3,783
Current operating lease liability	4,157	4,073
Accrued expenses and other current liabilities	13,952	16,638
Accrued compensation expenses	2,755	14,540
Income taxes payable	4,665	474
Contract liabilities	37,707	30,492
Total current liabilities	65,449	70,000
Non-current operating lease liability	22,939	24,021
Convertible senior notes	453,818	453,194
Other liabilities	—	2,779
Deferred tax liabilities	15,762	16,249
Total liabilities	557,968	566,243
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 57,268,651 and 57,144,740 shares issued, respectively; 29,751,855 and 29,633,898 shares outstanding, respectively	57	57
Treasury stock, at cost; 27,516,796 and 27,510,842 shares, respectively	(200,119)	(199,796)
Additional paid-in capital	397,798	383,436
Accumulated other comprehensive income (loss)	(2,466)	298
Retained earnings	45,926	38,762
Total stockholders’ equity	241,196	222,757
Total liabilities and stockholders’ equity	$799,164	$789,000

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TechTarget, Inc.

Consolidated Statements of Operations and Comprehensive Income

(in 000’s, except per share data)

	For the Three Months Ended
	March 31,
	2022	2021
	(Unaudited)	(Unaudited)
Revenue	$68,165	$52,969
Cost of revenue(1)	17,846	15,168
Amortization of acquired technology	745	765
Gross profit	49,574	37,036
Operating expenses:
Selling and marketing(1)	24,255	21,606
Product development(1)	3,118	2,923
General and administrative(1)	7,842	6,435
Depreciation, excluding depreciation of $622 and $381, respectively, included in cost of revenue	1,665	1,221
Amortization	2,012	1,630
Total operating expenses	38,892	33,815
Operating income	10,682	3,221
Interest and other income (expense), net	(560)	(696)
Income before provision for income taxes	10,122	2,525
Provision for income taxes	2,958	715
Net income	$7,164	$1,810
Other comprehensive income (loss), net of tax:
Unrealized loss on investments (net of tax provision effect of $(20) and $0, respectively)	$(69)	$—
Foreign currency translation adjustments	(2,695)	1,034
Other comprehensive income (loss)	(2,764)	1,034
Comprehensive income	$4,400	$2,844
Net income per common share:
Basic	$0.24	$0.06
Diluted	$0.23	$0.06
Weighted average common shares outstanding:
Basic	29,708	28,141
Diluted	34,414	29,242

(1) Amounts include stock-based compensation expense as follows:

Cost of revenue	$639	$512
Selling and marketing	5,067	3,523
Product development	480	655
General and administrative	3,469	1,911

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TechTarget, Inc.

Consolidated Statements of Cash Flows

(in 000’s, except per share data)

	For the Three Months Ended
	March 31,
	2022	2021
	(Unaudited)
Operating activities:
Net income	$7,164	$1,810
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,287	1,602
Amortization	2,757	2,395
Provision for bad debt	170	(156)
Stock-based compensation	9,655	6,583
Amortization of debt issuance costs	624	327
Deferred tax provision	(1,420)	(294)
Changes in operating assets and liabilities:
Accounts receivable	(174)	2,749
Operating lease assets (ROU)	716	680
Prepaid expenses and other current assets	(536)	(833)
Other assets	252	395
Accounts payable	(1,562)	(1,686)
Income taxes payable	4,189	891
Accrued expenses and other current liabilities	2,209	(4,703)
Accrued compensation expenses	(2,669)	(867)
Operating lease liability (ROU)	(740)	(819)
Contract liabilities	7,413	9,372
Other liabilities	(2,778)	(1,756)
Net cash provided by operating activities	27,557	15,690
Investing activities:
Purchases of property and equipment, and other capitalized assets, net	(3,578)	(3,131)
Purchases of investments	(33)	—
Net cash used in investing activities	(3,611)	(3,131)
Financing activities:
Tax withholdings related to net share settlements	(4,382)	(370)
Purchase of treasury shares and related costs	(323)	—
Payment of earnout liabilities	(5,206)	(1,032)
Net cash used in financing activities	(9,911)	(1,402)
Effect of exchange rate changes on cash	(525)	68
Net increase in cash	13,510	11,225
Cash at beginning of period	361,623	82,616
Cash at end of period	$375,133	$93,841
Supplemental disclosure of cash flow information:
Cash paid for taxes, net	$137	$90

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TechTarget, Inc.

Reconciliation of Revenue to Adjusted Revenue

(in 000’s)

	Three Months Ended March 31,
	2022	2021
	(Unaudited)
Revenues	$68,165	$52,969
Impact of fair value adjustment on acquired unearned revenue	1,175	5,025
Adjusted Revenue	$69,340	$57,994

TechTarget, Inc.

Reconciliation of Gross Profit to Adjusted Gross Profit

(in 000’s)

	Three Months Ended March 31,
	2022	2021
	(Unaudited)
Gross Profit	$49,574	$37,036
Stock compensation	639	512
Depreciation and amortization	1,367	1,146
Impact of fair value adjustment of acquired unearned revenue	1,175	5,025
Adjusted Gross Profit	$52,755	$43,719
Gross Margin	73%	70%
Adjusted Gross Margin	76%	75%

TechTarget, Inc.

Reconciliation of Cash Provided by Operations to Free Cash Flow

(in 000’s)

	Three Months Ended March 31,
	2022	2021
	(Unaudited)
Net cash provided by operating activities	$27,557	$15,690
Purchases of property and equipment, and other capitalized assets, net	(3,578)	(3,131)
Free Cash Flow	$23,979	$12,559

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TechTarget, Inc.

Reconciliation of Net Income to Adjusted EBITDA and Net Income Margin to Adjusted EBITDA Margin

(in 000’s)

	Three Months Ended March 31,
	2022	2021
	(Unaudited)
Net income	$7,164	$1,810
Interest expense, net	491	394
Provision for income taxes	2,958	715
Depreciation and amortization	5,045	3,997
EBITDA	15,658	6,916
Stock-based compensation expense	9,655	6,601
Other expense, net, including acquisition costs of $0 and $198, respectively	68	500
Impact of fair value adjustment on acquired unearned revenue	1,175	5,025
Adjusted EBITDA	$26,556	$19,042
Net income margin	11%	3%
Adjusted EBITDA Margin	38%	33%

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TechTarget, Inc.

Reconciliation of Net Income to Adjusted Net Income and

Net Income per Diluted Share to Adjusted Net Income per Diluted Share

(in 000’s, except per share data)

	Three Months Ended March 31,
	2022	2021
	(Unaudited)
Net income	$7,164	$1,810
Provision for income taxes	2,958	715
Net income before taxes	10,122	2,525
Amortization of intangible assets	2,757	2,395
Acquisition and Other NR Costs	—	198
Stock-based compensation expense	9,655	6,601
Foreign exchange loss and interest expense	731	707
Impact of fair value adjustment on acquired unearned revenue	1,175	5,025
Adjusted income tax provision (1)	(6,364)	(3,351)
Adjusted Net Income	$18,076	$14,100

Net income per diluted share(2)	$0.23	$0.06
Weighted average diluted shares outstanding	$34,414	$29,242

Adjusted Net Income Per Diluted Share	$0.53	$0.44
Adjusted weighted average diluted shares outstanding (3)	$34,414	$32,100

(1)
Adjusted income tax provision was calculated using an adjusted effective tax rate, excluding discrete items, for each respective period.
(2)
Includes add back of $0.6M in interest expense for the 2025 and 2026 notes.
(3)
Adjusted weighted average diluted shares outstanding for the three months ended, March 31, 2022 and 2021 includes 4.7 million and 4 million shares related to unvested stock awards calculated using the treasury method and the dilutive impact on the if converted basis of our convertible bond, respectively.

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TechTarget, Inc.

Financial Guidance for the Three Months Ended June 30, 2022

(in 000’s)

(Unaudited)

	Three Months Ended June 30, 2022
	Range
Revenue	$76,000	$78,000
Expected impact of fair value adjustment of unearned revenue	600	600
Adjusted Revenue	$76,600	$78,600

Net Income	$9,500	$10,200
Depreciation, amortization and stock-based compensation	14,600	14,600
Expected impact of fair value adjustment of unearned revenue	600	600
Interest and other expense, net	700	700
Provision for income taxes	4,600	4,900
Adjusted EBITDA	$30,000	$31,000

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